Wachovia Corporation
                                   merger with
                               1st United Bancorp




                                 August 7, 1997




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This presentation contains certain forward looking statements with respect to the financial condition, results of operations and business of Wachovia and the combined company including statements relating to: (a) the cost savings and accretion to cash earnings and reported earnings that will be realized from the proposed merger; (b) the impact on revenues of the proposed merger; and (c) the restructuring charges expected to be incurred in connection with the proposed merger. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) expected costs savings from the proposed merger cannot be fully realized or realized within the expected time frame; (2) costs or difficulties related to the integration of the businesses of Wachovia and 1st United are greater than expected; (3) revenues following the proposed merger are lower than expected; (4) competitive pressure among depository institutions increases significantly; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; or (7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.


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1st United Overview
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     o    Largest bank headquartered in Palm Beach County

     o    Organized in 1987

     o Total assets and deposits of $820 million and $750 million, respectively

     o Acquisitions have added ten institutions in Palm Beach, Martin, and Brevard Counties

     o    Market focus in smaller commercial and professional consumer segments

     o    IBES earnings estimates reflect 15% long term growth rate.


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Strategic Rationale
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     o   Provides entrance into one of the most attractive consumer markets in the Southeast

     o   Alignment with high growth institution

     o Significant opportunities for leveraging Wachovia scale and product breadth

     o   Attractive utilization of equity capital through share repurchase

     o Acquisition of Florida charter permits pursuit of direct banking initiatives in the state

     o   Opportunity to experiment with Florida business development strategies


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Transaction Summary
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Purchase Price:                             $222 Million
Per Share:                                  $20.875
Exchange Ratio:                             Floating (Min .30, Max .366)
Price Protection:                           10% Collar
Accounting:                                 Purchase
Structure:                                  Tax-Free Exchange
Stock Option Agreement:                     19.9%
Director Voting Agreement:                  20%+
Shares Issued:                              3.5 Million
Shares Repurchased                          Up to 3.5 Million
Anticipated Closing:                        4Q97


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Deal Economics
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     o   Accretive to cash and reported EPS in 1998

     o   One time charges - $3 million pre-tax in 1997

     o   Expense savings - 20% or $6 million pre-tax

     o   Base revenue enhancements of 10% or $1 million pre-tax

     o Additional revenue enhancements from statewide Florida business development efforts


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Transaction Princing(1)
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Book Value                 3.07x
Tangible Book              3.60

                          1st United Earnings Multiples

                                         Adjusted               WB Standalone
                  Transaction         Transaction(3)          Trading Multiples
                  -----------         --------------          -----------------
1997E EPS(2)         18.8x                 13.0x                    15.8x
1998E EPS(2)         16.3                  11.8                     14.0


(1) Includes impact of Seaboard SB acquisition 7/97
(2) IBES median earnings estimate
(3) Adjusted for full implementation of cost savings and revenue enhancements. Excludes impact of one-time costs and goodwill.


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Pro Forma Overview
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(Date as of June 30, 1997; Dollars in Millions)

-------------------------------------------------------------------------------
                                  WACHOVIA(1)               1ST UNITED(2)
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Assets                               61,349                       747
Loans                                41,338                       500
Deposits                             38,891                       670
Equity                                4,695                        65
Equity/Assets                          7.65%                     8.76%
Net Income (Year to Date)               405                         5
NPAs                                    132                        14
Reserve                                 535                        10
Efficiency Ratio                       53.0%(3)                  68.9%
Fee Income/Revenues                    34.0%(3)                  20.8%


(1) includes Jefferson Bankshares and Central Fidelity Banks
(2) excludes Seaboard Savings Bank transaction, closed July, 1997
(3) excludes Virginia franchise


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